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                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported)
                                  May 8, 2001



                                EEX CORPORATION
            (Exact name of Registrant as specified in its charter)



     Texas                        1-12905                        75-2421863
(State or other                 (Commission                   (I.R.S. Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)


2500 CityWest Boulevard, Suite 1400, Houston, Texas                 77042
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100
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ITEM 5.  Other Events

A. Set forth below is the text of a News Release issued by EEX Corporation on May 8, 2001:

EEX UPDATES RECENT OPERATIONAL ACTIVITIES
-----------------------------------------

     HOUSTON, TEXAS (May 8, 2001) -- EEX Corporation (NYSE: EEX) summarizes recent activities in the onshore, Gulf of Mexico and international programs.

Onshore
-------
     EEX's onshore unit realized an 88% success rate in the 16 wells drilled during in the first quarter. Of the 15 development wells drilled, 13 resulted in productive completions. The single exploration well drilled was a producer. Of the 14 successful wells, ten are flowing to sales and the remaining four will be tied to sales in the second quarter. At the end of the first quarter, two additional wells were in the process of completion and six wells were drilling.

     Having resolved the right of way issues that delayed construction, the pipeline from the Langtry field, in the Val Verde basin of West-central Texas, began flowing natural gas last week. The additional production from this new pipeline should increase EEX's net onshore production rates by more than 10 million cubic feet per day. EEX is currently pursuing a six well, two-rig drilling program in the field. Elsewhere in Texas, at the 100% EEX-owned Vaquillas Ranch field, the Company has added a second rig in order to accelerate a ten-well drilling program that commenced in early May.

     "While pipeline construction delays and property sales in 2000 caused our natural gas production to dip slightly during the first quarter, recent events and our accelerated onshore drilling program should get us back on track toward a growing production profile," said Tom Hamilton, Chairman and President, Chief Executive Officer.

DeepWater - Llano Area Activity
-------------------------------
     The semi-submersible drilling rig, Arctic I, is expected to return to EEX before the end of May. At that time, the rig will move to the Llano field to drill an appraisal/development well. "We hope that following the evaluation of the results from this latest proposed well, the Llano owners will be able to agree upon, submit and have approved by the MMS a plan of development before the end of the first quarter 2002," said Hamilton.

Jason Discovery
---------------
     Since the December 2000 announcement of a discovery well at the Jason prospect on Garden Banks Block 344, EEX has completed an extensive series of reservoir evaluations. "The Jason well encountered approximately 100 feet of hydrocarbon-filled pay with no indication of where the limit of the hydrocarbon column might be. The height of the column strongly impacts the size of the accumulation. It has been clear from the outset that Jason was at least a tie-back candidate to another development in the area, however more information was needed before deciding whether it warranted development on its own. An analysis of the extensive amount of pressure information collected from the well indicates a strong likelihood that the hydrocarbon column could be quite large, suggesting the need for further appraisal. We intend to initiate appraisal activity at Jason following the next Llano appraisal well,"

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said Hamilton. "We remain convinced that Llano and Jason are fault segmented reservoirs of the same hydrocarbon accumulation that includes our Rex, Travis and Devils Island prospects," he added.

DeepShelf Activities
--------------------
     In the most recent offshore lease sale, EEX successfully added five new blocks to the DeepShelf exploration prospects on the continental shelf of the Gulf of Mexico. EEX acquired a 100% interest in these blocks at a cost of approximately $1.2 million.

     "While we pursue a development plan for the Llano area, our future offshore exploration investments will focus primarily on the deep targets we have identified in shallower water. While the geological risk of drilling deeper targets may be similar to that of deep water, the financial risk of deep drilling on the shelf is dramatically reduced," said Hamilton. "Due to the existing pipeline and marketing infrastructure, the lead times to initial production are significantly shorter - a matter of months compared to years in the deep water. We anticipate unveiling this DeepShelf play over the next few months as partners are secured and drilling locations proposed," said Hamilton.

Indonesia -Tuban Block
----------------------
     During the first quarter of 2001, production from the Mudi field was 554 thousand barrels (net to EEX), or approximately 6,150 barrels per day. In addition to the work-over and in-field drilling activities at Mudi, drilling began on the exploratory well testing the Sukawati Prospect. This well is expected to be drilled to approximately 9,000 feet and will take approximately 45 to 60 days to drill. The Sukawati Prospect is located about five and a half miles southwest of the Mudi field and lies on trend with a recent significant discovery announced by ExxonMobil which operates the block offsetting the Tuban block. Since Sukawati lies along the line between these two blocks, the cost of the well will be shared by EEX and Devon (Tuban interest owners) and ExxonMobil.

     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Indonesia.

B. Set forth below is the text of a News Release issued by EEX Corporation on May 17, 2001:

EEX AGREES TO TRANSFER OPERATORSHIP OF LLANO FIELD
--------------------------------------------------

     HOUSTON, TEXAS (May 17, 2001) -- EEX Corporation (NYSE: EEX) and the other owners of the Llano Field have agreed on the next operations, subject to Minerals Management Service (MMS) approval. Enterprise Oil (NYSE: ETP) will be named as the operator for Garden Banks Blocks 385 and 386, with full operational responsibility for the Llano Field located in the deep water Gulf of Mexico.
EEX will remain as operator for Garden Banks Blocks 344, 387, 388 and the western half of Block 345, where the Jason discovery and the Travis and Devil's Island prospects are located.

     The Llano owners have submitted an application to the MMS for approval to add Garden Banks Block 385 to the existing unit of Blocks 344, 386, 387 and 388. If the MMS approves the application, Enterprise Oil intends to begin

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drilling the next Llano appraisal well, the Garden Banks Block 385 #1, with the semi-submersible drilling rig, Arctic I, in early June.

     Furthermore, the Llano owners have agreed to normalize their interests over Blocks 385 and 386. EEX and Enterprise Oil will each hold a 27.5% interest, and PanCanadian Gulf of Mexico Inc. and ExxonMobil will each hold a 22.5% interest in these two blocks. This normalization will be subject to possible re-determination at a later date based upon reservoir information obtained in the future. Previously EEX held a 30% interest on Block 386 and a 25% interest on Block 385. EEX will fund future spending at a 25% working interest until equalization of previously invested costs is reached among all partners.

     "These actions by the Llano owners are the next steps in reaching our goal of an agreed development plan at Llano, while maintaining EEX's plans for the Jason discovery and Travis prospect," said Tom Hamilton, Chairman and President, Chief Executive Officer.

       EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Indonesia.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   EEX Corporation

                                   By: /s/ T. E. Coats
                                       -------------------
                                       T. E. Coats
                                       Vice President and
                                       Controller

Date:  May 23, 2001

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